Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2008, except for the effect of Note 20 as to which the date is December 12, 2008, relating to the financial statements and financial statement schedules of CBL & Associates Properties, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment and the adoption of SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements) and our report dated February 28, 2008 relating to the effectiveness of CBL & Associates Properties, Inc.’s internal control over financial reporting, appearing in or incorporated by reference in the Current Report on Form 8-K of CBL & Associates Properties, Inc. filed on December 12, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

December 12, 2008